Amendment to Subadvisory Agreement

for AST MID-CAP VALUE PORTFOLIO

Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) and WEDGE Capital Management, LLP (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of November 29, 2005, as amended, by and among Prudential Investments LLC, AST Investment Services, Inc., and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Mid-Cap Value Portfolio as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., Prudential Investments LLC, and WEDGE Capital Management, LLP have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/Bradley Tobin

Name: Bradley Tobin

Title: VP, ASTISI

PRUDENTIAL INVESTMENTS LLC

By: /s/Bradley Tobin

Name: Bradley Tobin

Title: VP, PI

WEDGE Capital Management, LLP

By: /s/John G. Norman

Name: John G. Norman

Title: General Partner

Effective Date as Revised: July 1, 2015

SCHEDULE A

Advanced Series Trust

AST Mid-Cap Value Portfolio

As compensation for services provided by WEDGE Capital Management, LLP, AST Investment Services, Inc. and Prudential Investments LLC (PI), as applicable, will pay WEDGE Capital Management, LLP an advisory fee on the net assets managed by WEDGE Capital Management, LLP that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST Mid-Cap Value Portfolio

0.75% of average daily net assets to $10 million;
0.65% of average daily net assets over $10 million to $25 million;
0.50% of average daily net assets over $25 million to $100 million;
0.40% of average daily net assets over $100 million to $150 million;
0.30% of average daily net assets over $150 million to $400 million;
0.20% of average daily net assets over $400 million

Effective Date as Revised: July 1, 2015